EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of Kraft Foods Inc. (File Nos. 333-71266, 333-84616, and 333-125992) and in Kraft Foods Inc.’s Registration Statements on Form S-3 (File Nos. 333-67770, 333-86478, 333-101829 and 333-113620), of our report dated February 7, 2006 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Kraft Foods Inc., which appears in this Current Report on Form 8-K of Kraft Foods Inc. dated February 7, 2006.

/s/ PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois

February 7, 2006